Exhibit 9.02 :  Audited Financial Statements for Noble Technologies Corp for the year to date August 31, 2009

THE BLACKWING GROUP, LLC
18921G E VALLEY VIEW PARKWAY #325
INDEPENDENCE, MO 64055
816-813-0098

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Noble Technologies Corp (A Development Stage Company)
1280 Alexandria Ct.
McCarren, Nevada 89434

We have audited the accompanying balance sheets of Noble Technologies Corp (A Development Stage Company) as of August 31, 2009, and the related statements of income and changes in member’s equity, and cash flows for the period then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audits, these financial statements referred to above present fairly, in all material respects, the financial position of Noble Technologies Corp (A Development Stage Company) as of August 31, 2009, and the results of its operations and its cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company is a Development State company facing competition from existing companies with considerably more financial resources and business connections. As of the date of this report, the Company may require additional capital for operational activities and the Company’s ability to raise capital through future issuances of common stock is unknown. Obtaining additional financing and attaining profitable operations are necessary for the Company to continue operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern as of the date of this report. The audited financial statements do not include any adjustments that may result from the outcome of these aforementioned uncertainties. Management's plans regarding those matters also are described in Note 6.

The Blackwing Group, LLC
Issuing Office: Independence, MO
September 14, 2009

NOBLE TECHNOLOGIES, INC.
(A MINING PROCESSING COMPANY)
BALANCE SHEET
JULY 31, 2009

ASSETS

Current Assets
Cash and Cash Equivalents	$274,659
Due From U S Canadian Minerals, Inc.	112,000
Total Current Assets	386,659

Net Fixed Assets	1,087,600

Total Assets	$1,474,259

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable	$114,826
Loans From Shareholders	100,500
Total Current Liabilities	215,326

Stockholders' Equity (Note B)
Common stock, par value $.001;
75,000,000 shares authorized;
400,000 shares issued and outstanding	400
Additional Paid in Capital	1,373,600
Retained Earnings (Accumulated Deficit)	(115,067)
Total Stockholders' Equity	1,258,933

Total Liabilities and Stockholders' Equity	$1,474,259

NOBLE TECHNOLOGIES, INC.
(A MINING PROCESSING COMPANY)
STATEMENT OF OPERATIONS
FOR THE PERIOD ENDED JULY 31, 2009

Income
Revenues	$-

Total Cost of Sales	-

Gross Margin	-

General and Administrative Expenses
General and Administrative	73,522
Travel	25,000
Legal Fees	13,545
Accounting Fees	3,000
Total Expenses	115,067

Net Income (Loss)	$(115,067)

Per Share Information:

Net Income (Loss) per share - 4,000,000 shares issued	$(0.94)

Basic weighted average number
common stock shares outstanding	123,003

Diluted weighted average number
common stock shares outstanding	123,003

NOBLE TECHNOLOGIES, INC.
STATEMENT OF STOCKHOLDERS' EQUITY
ACCUMULATED FOR THE PERIOD FROM DATE OF INCEPTION
ON MAY 7, 2008
(Expressed in US Dollars)

	Number of
Capital Stock Issued	Class A	Par	Additional Paid	Deficit	Total Stockholders'
	Preferred Shares	Value	In Capital	Accumulated	Equity (Deficit)
- MAY 8, 2008
Original issued Ogle	53,125	0.001	(53)		-
Original issued Noland	53,125	0.001	(53)		-
- MARCH 3, 2009
Stock issued for purchase of Vault-Allen	9,375	0.001	(9)		-
Stock issued for purchase of Vault-Sullivan	9,375	0.001	(9)		-
- JUNE 23, 2009
Stock cancelled on Vault-Allen	(9,375)	0.001	9		-
Stock cancelled on Vault-Sullivan	(9,375)	0.001	9		-
- JULY 9, 2009	30,000	0.001	299,970	-	300,000
Stock issued for Cash
- JULY 13, 2009 (non issuance transfers of stock)
Stock transferred fr Ogle to P. Ogle	30,000	0.001			-
Stock transferred fr Ogle to to K. Egenes	23,125	0.001			-
Stock transferred fr Noland to J. Shibley	30,000	0.001			-
Stock transferred fr Noland to P. Cox	23,125	0.001			-
- JULY 13, 2009	263,750	0.001	1,073,736	-	1,074,000
Stock issued for Equipment

Net Loss for the period from Jan 1, 2009				(115,067)	(115,067)
to July 31, 2009

Balance as of July 31, 2009	400,000	0.001	1,373,600	(115,067)	1,258,933

	# Shares	# days
	0	0	-

- MAY 8, 2008	106,250	299	71,071

- MARCH 3, 2009	125,000	111	31,040

- JUNE 23, 2009	106,250	15	3,565

- JULY 9, 2009	136,250	4	1,219

- JULY 13, 2009	400,000	18	16,107

		447	123,003

NOBLE TECHNOLOGIES, INC.
STATEMENT OF CASH FLOWS
FOR THE PERIOD ENDED JULY 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES

Net income (Loss)	$(115,067)

Adjustments to reconcile net income to net cash provided
by operating activities
Depreciation	-
(Increase) decrease in:
Due From U S Canadian Minerals, Inc.	(112,000)
Increase (decrease) in:
Accounts Payable	114,826
Net Cash Provided (Used) By Operating Activities	(112,241)

CASH FLOWS FROM INVESTING ACTIVITIES

Fixed Asset Additions	(8,600)
Net Cash (Used) By Investing Activities	(8,600)

CASH FLOWS FROM FINANCING ACTIVITIES

Loans From Shareholders	100,500
Common Stock Issuances for Cash	300,000
Net Cash (Used) By Financing Activities	400,500

NET INCREASE (DECREASE) IN CASH	279,659

CASH AT BEGINNING OF PERIOD	-

CASH AT END OF PERIOD	$279,659

U.S. Canadian Minerals, Inc.
Notes to Financial Statements
August 31, 2009

A summary of significant accounting policies of Noble Technologies Corp (A Mining Processing Company) (the “Company”) is presented to assist in understanding the Company’s financial statements. The accounting policies presented in these footnotes conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the accompanying financial statements. These financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity. The Company has not realized revenues from its planned principal business purpose and is considered to be in its development stage in accordance with SFAS 7, “Accounting and Reporting by Development State Enterprises.” This statement has been added to assure stockholders that the disclosures in this submittal are complete.

NOTE 1 - ORGANIZATION AND BUSINESS ACTIVITIES

ORGANIZATION: Noble Technologies Corp (hereinafter referred to as the "Company") is a development stage company in accordance with Statement of Financial Accounting Standards No. 7.  The Company was incorporated on May 7, 2008 as Caltesian Resources, Inc. The Company was focused on the processing and refining of precious and base metal ore bearing concentrates.  On July 13, 2009, the Company changed its name to Noble Technologies Corp but continued with its primary business focus on the processing, smelting and refining end of the mining industry.

HISTORY: Caltesian Resources, Inc. was incorporated in the State of Nevada on May 7, 2008. On July 15, 2009, Noble Technologies Corp completed a share exchange with U.S. Canadian Minerals, Inc. (“USCN”). As a result of the share exchange the Company is now a wholly owned subsidiary of USCN, a public company which maintains a market for its common shares on the OTCQX (Pink Sheets) and, as such, the Company has access to the capital markets. The share exchange also resulted in a change in control of USCN in favor of the former shareholders of Noble Technologies Corp and a consequent change in the senior management of USCN.

CAPITAL CHANGES: On July 9, 2009, the Company's Board of Directors adopted a resolution whereby it approved the issuance of 30,000 common shares of the Company’s capital stock for $300,000.  These funds will be used by the Company to develop and operate a fully integrated system for the processing, smelting and refining of precious and base metal ore bearing materials for third party mine owners and operators in the American southwest.

BUSINESS OPERATIONS: Through the year to date ending July 31, 2009, the Company acquired assets associated with the processing of mineral concentrates through the issuance of common shares from the authorized capital of the Corporation. The processing, smelting and refining equipment was assembled in a 31,000 square foot facility leased by the Company and located about 15 miles east of Reno and south of US I-80 in McCarran, NV.

U.S. Canadian Minerals, Inc.
Notes to Financial Statements
August 31, 2009

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

a.	Revenue Recognition

Revenue is recognized when a valid contract or purchase order has been executed or received, services have been performed or product has been delivered, the selling price is fixed or determinable, and collection is reasonably assured.  During the period ending
August 31, 2009 Noble Technologies Corp has been in the development stage and has not booked any operating or investment income.

b.	Depreciation

The cost of the property and equipment will be depreciated over the estimated useful life of 5 years.  Depreciation is computed using the straight-line method when the assets are placed in service.

c.	Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.  As of August 31, 2009, Noble Technologies Corp has not purchased any highly liquid investments.

d.	Basic Loss per Share

The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of August 31, 2009.

For the YTD Ended July 31, 2009
Loss (numerator)	$(115,067)
Shares (denominator)	123,003
Per share amount	$(0.935)

U.S. Canadian Minerals, Inc.
Notes to Financial Statements
August 31, 2009

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

e.	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

f.	Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred.  The Company incurred no advertising expense during the period ending August 31, 2009.

g.	Income Taxes

The Company is an S-Corporation, but will have its status changed to a C-Corp prior to filing taxes for the year beginning in January 1, 2009 and ending December 31, 2009.

h.	Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

i.	Concentrations of Risk

The Company’s bank accounts are deposited in insured institutions. The funds are insured up to $250,000.  At August 31, 2009, the Company’s bank deposits did exceed the insured amounts that are in place through December 31, 2010. As of August 31, 2009, the Company had $25,028. of funds in excess of federally insured amounts.

U.S. Canadian Minerals, Inc.
Notes to Financial Statements
August 31, 2009

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

j.	Recently Issued Accounting Pronouncements

In December 2007, the FASB, issued FAS No. 141 (revised 2007), Business Combinations.’ This Statement replaces FASB Statement No. 141, Business Combinations, but retains the fundamental requirements in Statement 141.  This Statement establishes principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non controlling interest in the acquiree; (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The effective date of this statement is the same as that of the related FASB Statement No. 160, Non controlling Interests in Consolidated Financial Statements.  The Company has adopted this statement effective March 1, 2009. It is not believed that this will have an impact on the Company’s financial position, results of operations or cash flows as a subsidiary of U.S. Canadian Minerals, Inc.

In February 2007, the FASB, issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities—Including an Amendment of FASB Statement No. 115.  This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities.

Most of the provisions in FAS 159 are elective; however, an amendment to FAS 115 Accounting for Certain Investments in Debt and Equity Securities applies to all entities with available for sale or trading securities. Some requirements apply differently to entities that do not report net income. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157 Fair Value Measurements.  The Company adopted SFAS No. 159 beginning March 1, 2009. The adoption of this pronouncement did not have an impact on the Company’s financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements  This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of this statement will change current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The Company adopted this statement March 1, 2009. The adoption of this pronouncement did not have an impact on the Company’s financial position, results of operations or cash flows.

U.S. Canadian Minerals, Inc.
Notes to Financial Statements
August 31, 2009

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

k.	Foreign Currency Translation

The Company considers the U.S. dollar to be its functional currency as it is the currency of the primary economic environment in which the Company operates. Accordingly, monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rate in effect at the balance sheet date and non monetary assets and liabilities are translated at the exchange rates in effect at the time of acquisition or issue. Revenues and expenses are translated at rates approximating the exchange rates in effect at the time of the transactions. All exchange gains and losses are included in operations.

l.	Common Stock

There were 400,000 shares of common stock issued and outstanding on August 31, 2009. The Company is authorized to issue 1,000,000 shares of stock with a nominal par value of $.001 and no other class is authorized.  The holders of the Company’s common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the board from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders.

l.	Common Stock (continued)

Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock and the preferred stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

m.	Preferred Stock

None are authorized.

n.	Treasury Stock

The Company records the value of its common and preferred stock held in the treasury at cost. As at August 31, 2009, the Company held zero (0) shares of common stock in the treasury.

U.S. Canadian Minerals, Inc.
Notes to Financial Statements
August 31, 2009

NOTE 3 – RELATED PARTY TRANSACTIONS

In July 2009, a shareholder advanced the Company loans totaling $100,500 to pay for operating expenses incurred in the development stage.  The loans carry a 6% interest rate and are due on demand and as such are included in current liabilities.

NOTE 4 – COMMON STOCK ISSUED FOR SERVICES/ACQUISITIONS

On May 8, 2008 one hundred six thousand, two hundred fifty shares (106,250) of stock was issued to Lee Ogle and Frank Noland for the initial offering for Caltesian Resources whose value was booked at zero ($0.00) for the Common Stock and the Paid in Capital.

Additionally stock was issued for the purchase of Vault Corporation on March 3, 2009 (the “Vault Shares”). The Vault Shares were registered in the names of and delivered to Rick Allen and Kevin Sullivan.  Subsequently, on June 23, 2009 the transaction was rescinded and the Vault Shares were returned to the Company where they were cancelled.

On July 9, 2009, thirty thousand (30,000) common shares of Noble Technologies Corp were issued in consideration for $300,000 in working capital for the development of the mineral concentrate processing plant located at 1280 Alexandria Ct. in McCarran, NV and for general corporate purposes.  These funds are to be used for plant expenses, operating expenses and permitting expenses for the Company.  These expenses are reflected in the balance sheet and/or the income statement of the Company.

On July 13, 2009, Lee Ogle and Frank Noland transferred one hundred six thousand, two hundred fifty shares (106,250) common shares in the capital stock of the Company (representing 100% of their joint holdings) to related parties, specifically P. Ogle, C. Egenes, J. Shibley and to P. Cox for .001 per share. This transaction involved previously issued common shares in the capital stock of the Company and therefore did not result any additional issuances of stock by the Company.

On July 13, 2009, two hundred and sixty-three thousand, seven hundred and fifty (263,750) common shares of Noble Technologies Corp were issued in consideration for the cancellation of certain debt relating to the acquisition of equipment. The Noble common shares were issued to 18 individuals and entities. The issuance of these common shares of the Company increased the issued capital to a total of four hundred thousand (400,000) common shares.

NOTE 5 – PENDING OR THREATENED LITIGATION, CLAIMS AND ASSESSMENTS

To the best of management’s knowledge and belief, there are no pending lawsuits or pending litigation involving the Company that management is aware of at this time.

U.S. Canadian Minerals, Inc.
Notes to Financial Statements
August 31, 2009

NOTE 6 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plans to obtain such resources for the Company include (1) obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses, and (2) obtaining capital through a private placement or a public offering of shares in the capital stock of the Company’s public parent, U.S. Canadian Minerals, Inc. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 7 – ACQUISITION

On July 15, 2009, the Company completed a share exchange with U.S. Canadian Minerals, Inc. (“USCN”) whereunder the Company’s twenty-two shareholders unanimously agreed to deliver a total of four hundred thousand common shares in the capital stock of the Company (which represented 100% of the Company’s issued capital) to USCN in consideration for four hundred thousand (400,000) Class A preferred shares in the capital stock of USCN. The Company is now a wholly owned subsidiary of USCN, a public company which makes a market for its common shares through the American OTCQX (“Pink Sheets”).

An acquisition of a company occurs when one enterprise pays cash, or issues stock or debt for all or part of the voting stock of another enterprise. The acquired enterprise remains intact as a separate legal entity. The parent-subsidiary relationship is accounted for as a purchase, and it is referred to as an acquisition. In this situation, US Canadian Minerals agreed to purchase 100% of the total outstanding shares of Noble Technologies Corp.

U.S. Canadian Minerals, Inc.
Notes to Financial Statements
August 31, 2009

NOTE 7 – ACQUISITION (continued)
Noble Technologies Corp. was originally authorized to issue one million (1,000,000) common shares of stock, of which 106,250 shares were issued to two (2) shareholders. The 106,250 shares were transferred for valuable consideration to four (4) individuals. The debt incurred for fixed assets was redeemed prior to the acquisition of the Company on July 15, 2009 through the issuance of an additional 263,750 common shares of the Company’s capital stock. In an acquisition the stock disclosures are presented by retroactively stating the equity accounts as of the earliest period presented to give effect to the new capital structure subsequent to the acquisition. Since these are financial statements for Noble Technologies Corp and not consolidated statements for U.S. Canadian Minerals, Inc., the financial statements present only those amounts for Noble Technologies Corp.

No additional common shares of the Company’s capital stock have been issued as part of the share exchange agreement with U.S. Canadian Minerals, Inc. Therefore the equity section of the financial statements presented reports the total number of shares issued as of August 31, 2009 as four hundred thousand (400,000) shares of common stock.

As of the date of the share exchange, July 15, 2009, Noble Technologies, Inc. had assets valued at $1,379,786. Therefore, the four hundred thousand shares (400,000) common shares of the Company’s capital stock (with a value of $3.45 per share at the date of acquisition) were exchanged for U S Canadian Mineral’s preferred stock on a share for share basis.

In accordance with the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

U.S. Canadian Minerals, Inc. by: /s/ Mark A. Kersey Mark A. Kersey, Chief Financial Officer

In accordance with the Exchange Act, this report has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Thomas E. Barton Chown	President / General Counsel	September 15, 2009

/s/ Mark A. Kersey	Chief Financial Officer	September 15, 2009